Exhibit 99.1

NEWS RELEASE

Nabors Announces Adoption of Shareholder Rights Plan

HAMILTON, Bermuda, July 17, 2012 – Nabors Industries Ltd. (NYSE:NBR) announced today that its Board of Directors has adopted a shareholder rights plan under which shareholders will receive rights to purchase shares of a new series of preferred stock. The rights will expire on July 16, 2013, unless extended or earlier redeemed or exchanged by Nabors pursuant to the terms of the plan. Further details about the plan will be contained in a current report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

As previously announced, the Company has responded to shareholder requests by declassifying its Board of Directors and adopting a director-resignation policy for directors failing to obtain a majority of votes cast in an uncontested election. The plan adopted by the Board is designed to ensure the fair and equal treatment of the company’s shareholders in connection with any initiative to acquire effective control of the Company. It is intended to reduce the likelihood that any person or group would gain control of Nabors by open market accumulation or otherwise without paying a control premium for all common shares. Because the rights may be redeemed by the Board under certain circumstances, they will not prevent the Board from considering any transaction that is determined by the Board to be fair, advisable and in the best interests of all the Company’s shareholders.

The Nabors companies own and operate approximately 501 land drilling rigs throughout the world and approximately 743 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over approximately 805,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.